Exhibit 99.1

RASMUSSEN, LLC
AND SUBSIDIARY

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Year Ended
September 30, 2020

and

As of September 30, 2019

And for the Period from

March 16, 2019 to September 30, 2019 (Successor)

and for the Period from

October 1, 2018 to March 15, 2019 (Predecessor)

www.mcclintockcpa.com

INDEPENDENT AUDITOR’S REPORT

To the Member

Rasmussen, LLC and Subsidiary
Oak Brook, Illinois

We have audited the accompanying consolidated financial statements of Rasmussen, LLC and Subsidiary which comprise the consolidated balance sheets as of September 30, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in member’s equity (Successor), changes in shareholders’ equity (Predecessor), and cash flows for the year ended September 30, 2020, for the period from March 16, 2019 to September 30, 2019 (Successor) and for the period from October 1, 2018 to March 15, 2019 (Predecessor), and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rasmussen, LLC and Subsidiary as of September 30, 2020 and 2019, and the results of their operations and their cash flows for the year ended September 30, 2020, for the period from March 16, 2019 to September 30, 2019 (Successor) and for the period from October 1, 2018 to March 15, 2019 (Predecessor) in accordance with accounting principles generally accepted in the United States of America.

/s/ McClintock & Associates, P.C.

Pittsburgh, Pennsylvania

February 10, 2021

T 412.257.5980 l 1370 Washington Pike l Bridgeville, PA 15017 l

Rasmussen, LLC and Subsidiary

CONSOLIDATED BALANCE SHEETS (in thousands)

ASSETS

	September 30,
	2020	2019
CURRENT ASSETS
Cash and cash equivalents	$43,680	$14,255
Restricted cash	562	1,043
Accounts receivable, net of allowance for doubtful accounts of $3,193 and $4,189, respectively	5,597	3,223
Prepaid expenses	4,072	3,532
Other current assets	2,221	1,174
TOTAL CURRENT ASSETS	56,131	23,228

FURNITURE, EQUIPMENT AND IMPROVEMENTS, net	27,161	27,919

OTHER ASSETS
Deposits and other assets	398	96
Curriculum development costs, net of accumulated amortization of $141 and $0, respectively	1,077	0
Internally developed software, net of accumulated amortization of $72 and $51, respectively	0	21
Goodwill	66,526	66,526
Other intangible assets, net of accumulated amortization of $19,679 and $6,914, respectively	47,244	60,009
TOTAL OTHER ASSETS	115,245	126,652

TOTAL ASSETS	$198,537	$177,799

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES
Accounts payable	$11,807	$3,951
Accrued expenses	4,676	6,952
Due to students under financial aid programs	534	1,043
Prepaid tuition	4,007	4,588
Deferred revenue and scholarships	1,045	1,185
Current portion of long-term debt, net of deferred financing costs	15,239	11,034
TOTAL CURRENT LIABILITIES	37,307	28,753

LONG-TERM LIABILITIES

Long-term debt, net of current portion and deferred financing costs	45,010	60,921
Deferred rent	2,131	250
Fair value of interest rate swap contract	1,707	1,079
Other long-term liabilities	493	1,336
TOTAL LONG-TERM LIABILITIES	49,340	63,586

MEMBER’S EQUITY	111,890	85,459

TOTAL LIABILITIES AND MEMBER’S EQUITY	$198,537	$177,799

See accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (in thousands)

		Successor	Predecessor
		March 16, 2019	October 1,
	Year Ended	to	2018 to
	September 30,	September 30,	March 15,
	2020	2019	2019

REVENUES	$255,867	$128,844	113,350

OPERATING EXPENSES
Instructional	106,619	58,028	54,429
General and administrative	39,263	23,042	13,593
Admissions	66,941	35,384	30,591
Depreciation and amortization	20,116	10,688	2,319
TOTAL OPERATING EXPENSES	232,939	127,142	100,932

INCOME FROM OPERATIONS BEFORE
INTEREST AND INCOME TAXES	22,928	1,702	12,418

Investment income	116	20	279
Interest expense	(3,856)	(2,796)	0
	(3,740)	(2,776)	279

NET INCOME (LOSS) BEFORE
INCOME TAXES	19,187	(1,074)	12,698

INCOME TAX EXPENSE	0	0	(0)

NET INCOME (LOSS)	$19,187	$(1,074)	$12,698

See accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (in thousands)

		Successor	Predecessor
		March 16, 2019	October 1,
	Year Ended	to	2018 to
	September 30,	September 30,	March 15,
	2020	2019	2019

NET INCOME (LOSS)	$19,187	$(1,074)	$12,698

OTHER COMPREHENSIVE LOSS
Unrealized loss in fair value of interest
rate swap contract	(628)	(1,079)	0
TOTAL OTHER
COMPREHENSIVE LOSS	(628)	(1,079)	0

TOTAL COMPREHENSIVE
INCOME (LOSS)	$18,559	$(2,153)	$12,698

See accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (in thousands)

		Additional
	Common	Paid-In	Retained	Treasury
	Stock	Capital	Earnings	Stock
Predecessor:

BALANCE AT SEPTEMBER 30, 2018	$428	$70,114	$60,391	$(29,169)

Net income	0	0	12,698	0

Stock compensation expense	0	418	0	0

Other distributions to shareholders	0	0	(44,500)	0

Distributions to shareholders for income taxes	0	0	(2,430)	0

BALANCE AT MARCH 15, 2019	$428	$70,532	$26,159	$(29,169)

See accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY (in thousands)

			Accumulated
			Other
	Member’s	Accumulated	Comprehensive
	Capital	Earnings (Loss)	Loss	Total

Successor:

BALANCE AT MARCH 16, 2019	$88,462	$0	$0	$88,462

Net loss	0	(1,074)	0	(1,074)

Return of capital	(850)	0	0	(850)

Total other comprehensive loss	0	0	(1,079)	(1,079)

BALANCE AT SEPTEMBER 30, 2019	87,612	(1,074)	(1,079)	85,459

Net income	0	19,187	0	19,187

Capital contributions	13,000	0	0	13,000

Distributions to member	0	(5,128)	0	(5,128)

Total other comprehensive loss	0	0	(628)	(628)

BALANCE AT SEPTEMBER 30, 2020	$100,612	$12,985	$(1,707)	$111,890

See accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

		Successor	Predecessor
		March 16, 2019	October 1,
	Year Ended	to	2018 to
	September 30,	September 30,	March 15,
	2020	2019	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$19,187	$(1,074)	$12,698
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Provision for bad debt	4,668	3,395	3,051
Depreciation and amortization	20,116	10,830	2,320
Deferred loan fees	262	0	0
Stock compensation expense	0	0	418
Deferred rent	1,881	250	422
Decrease (increase) in:
Accounts receivable	(7,042)	(644)	(4,877)
Prepaid expenses	(539)	(785)	366
Other current assets	(1,046)	950	(1,221)
Deposits and other assets	(301)	1	(563)
Increase (decrease) in:
Accounts payable	7,856	3,385	(1,131)
Accrued expenses	(2,276)	(7,050)	(587)
Due to students under financial aid programs	(509)	612	(497)
Prepaid tuition	(581)	657	3,931
Deferred revenue and scholarships	(140)	(10,266)	7,433
Other long term liabilities	(844)	(121)	(87)
Total net operating adjustments	21,504	1,214	8,978
NET CASH PROVIDED BY OPERATING ACTIVITIES	40,691	141	21,676

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for curriculum development costs	(1,218)	0	0
Acquisition of furniture, equipment and improvements	(6,432)	(4,265)	(1,255)
NET CASH USED IN INVESTING ACTIVITIES	(7,650)	(4,265)	(1,255)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions	13,000	0	0
Payments on long-term line of credit	0	(6,700)	0
Payments on long-term debt	(11,969)	(1,875)	0
Other distributions to shareholders	0	0	(44,500)
Distributions to shareholders for income taxes	0	0	(2,430)
Return of capital	0	(850)	0
Distributions to member	(5,128)	0	0
NET CASH USED IN FINANCING ACTIVITIES	(4,097)	(9,425)	(46,930)

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	28,944	(13,550)	(26,509)

Cash, cash equivalents, and restricted cash at beginning of year	15,298	28,848	46,663

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$44,242	$15,298	$20,154

See accompanying notes to consolidated financial statements.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note a - Nature of Operations and Subsequent Event

Rasmussen, LLC (Company) owns 100% of Rasmussen College, LLC (College) and provides corporate services to the College. The Company’s corporate headquarters is in Oak Brook (Chicago), Illinois.

The College operates post-secondary schools in Florida, Illinois, Kansas, Minnesota, North Dakota, and Wisconsin, with its Main Campus located in St. Cloud, Minnesota. These schools award diplomas, certificates, associate degrees, and bachelor’s degrees focused on the following career fields: Education, Health Sciences, Business, Justice Studies, Nursing, Technology and Design. The schools also award master’s degrees in Nursing, Human Resource Management, and Healthcare Administration. In addition to students who matriculate locally at the College’s locations, the schools reach students nationwide through their online programs and corporate training programs. The College is regionally accredited by the Higher Learning Commission of the North Central Association of Colleges and Schools and participates in the federal Title IV student aid programs, as well as student grant programs in several states.

On March 15, 2019, FAH Education, LLC (Parent), a Delaware limited liability company, acquired all of the outstanding equity interest of the Company under a Unit Purchase Agreement (Agreement). The acquisition was funded through equity contributions and a credit agreement (Note G). This transaction is referred to as the “Acquisition” (Note P). Prior to the Agreement, the Company and the College were both incorporated in the state of Delaware. Immediately prior to the execution and delivery of, and the consummation of the Agreement, the Company and the College filed a Statement of Conversion with the state of Delaware to convert from a business corporation to a limited liability company (Conversion).

On October 28, 2020, the Parent signed a membership interest purchase agreement to sell 100% of its membership interest in the Company and the College to American Public Education, Inc. for $329 million (APEI Sale). The transaction is anticipated to close during 2021 subject to regulatory review and closing conditions. (Note T).

The College participates in Student Financial Aid (SFA) under the Title IV Programs administered by the U.S. Department of Education (ED) pursuant to the Higher Education Act of 1965, as amended (HEA).

Management has evaluated subsequent events through February 10, 2021, the date the consolidated financial statements were available to be issued and, except as noted in the paragraph above, has no material subsequent events to report.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note B - Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).

In the accompanying consolidated balance sheet of Rasmussen, LLC and Subsidiary as of September 30, 2019, the consideration paid by the Parent in connection with the Acquisition has been “pushed down” to the Company and has been allocated to the assets acquired and liabilities assumed based on their estimated fair values in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations. Due to the impact of pushdown accounting, the Company’s consolidated financial statements for the fiscal year ended September 30, 2019 are presented in two distinct periods to indicate the application of the different bases of accounting between the periods presented: (1) the period up to the acquisition date, October 1, 2018 through March 15, 2019, labeled “Predecessor” and (2) the period from the acquisition date, March 16, 2019 through September 30, 2019, labeled “Successor”. The Predecessor period represents the financial information of the Company prior to the Acquisition, while the Successor period represents the financial information of the Company subsequent to the Acquisition. The accompanying consolidated financial statements include a black line division to indicate the application of the basis of accounting utilized by the Predecessor and Successor reporting entities.

Consolidation

The consolidated financial statements include the accounts and results of operation of the Rasmussen, LLC and its wholly-owned subsidiary, Rasmussen College, LLC. All significant intercompany transactions and account balances have been eliminated in consolidation.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. In addition, because of the inherent uncertainties in estimating certain accrued expenses, it is reasonably possible that the estimates used will change in the near term.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in the bank, overnight sweep accounts and all short-term investments with original maturities of 90 days or less. At September 30, 2020 and 2019, the Company only held cash and did not have any cash equivalents.

Restricted Cash

The Company has cash of approximately $562,000 and $1,043,000 as of September 30, 2020 and 2019, respectively, shown as restricted with a corresponding liability of $534,000 and $1,043,000, respectively “Due to students under financial aid programs”. These funds represent amounts advanced by various governmental agencies that have not yet been earned or distributed to eligible students.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note B - Summary of Significant Accounting Policies (continued)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist primarily of amounts due to the Company from its students for tuition and fees. Student receivables are recorded based on the tuition and fees originally billed, less payments received, and are non-interest bearing. Management has estimated an allowance for doubtful accounts based upon historical losses and the sum of the collection risks associated with student uncollected balance at year-end. Balances owed by students who have graduated or withdrawn are pursued by the Company and eventually submitted to an outside collection agency and written off after 90 to 110 days unless the student is in compliance with their payment plan.

Furniture, Equipment and Improvements

Furniture, equipment and leasehold improvements are recorded on the basis of cost. Expenditures for renewals and betterments which extend the life of the assets are capitalized. Repairs and maintenance items are charged to expense as incurred. Gain or loss on the sale or disposal is recorded in the year of disposition.

Government Assistance

The Company received Higher Education Emergency Relief Funds (HEERF), in the form of government grants, related to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). As there is no current U.S. GAAP guidance related to for-profit business entities that received government grants, the Company has elected to adopt International Accounting Standards (IAS) 20, Accounting for Government Grants and Disclosure of Government Assistance. Under IAS 20, government grant proceeds received are recognized as income grant on a systematic and rational basis over the periods in which the Company recognizes as expenses the costs the proceeds are intended to defray. Any government grant proceeds received prior to the corresponding cost being incurred are recorded as a deferred government grant liability. The Company has presented the government grant income net of the applicable expenses.

Curriculum Development Costs

The Company developed curriculum internally, which is primarily provided as online content and accessed via the Internet.

The Company capitalizes curriculum development costs incurred during the application development stage of the project in accordance with FASB ASC Topic 350, Goodwill and Other Intangible Assets. Many of the Company’s new courses leverage off of proven delivery platforms and are primarily content, which has no technological hurdles. As a result, a significant portion of the Company’s courseware development costs qualify for capitalization due to the concentration of its development efforts on the content of the courseware. Capitalization ends when a course is available for educational instruction, at which time they are amortized on a straight-line basis over two to three years. Amortization expense for the year ended September 30, 2020 was approximately $141,000. No amortization expense was recorded for the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), as the curriculum development costs were capitalized during the year ended September 30, 2020.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note B - Summary of Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of identified assets, including other intangible assets, acquired through business combinations over the estimated fair value of the net assets as of the purchase date. Other intangible assets are originally measured based on their fair values in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations. The Company performed, with the assistance of independent valuation experts, tests to determine the fair value of these assets as well as established useful lives. Assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives.

The FASB ASC Topic 350, Goodwill and Other Intangible Assets, requires that goodwill and other intangible assets be subject to annual impairment testing. In accordance with Accounting Standards Update (ASU) No. 2011-08, Testing of Goodwill for Impairment, and ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, management may first assess qualitative factors (macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, other relevant entity-specific events, events affecting the reporting unit, etc.) to determine whether it is more likely than not (a likelihood of more than 50%) that the fair value of the reporting unit is less than its carrying amount, including goodwill and other intangible assets. If after assessing the qualitative factors, management believes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, management performs the two-step goodwill and other intangible asset impairment test to identify potential goodwill and other intangible assets impairment and measure the amount of goodwill and other intangible assets impairment loss to be recognized (if any). Management’s assessment of various qualitative factors did not indicate the amount of goodwill and other intangible assets to be impaired as of September 30, 2020 and 2019. As a result, the two-step goodwill and other intangible asset impairment test was not performed, and no impairment loss occurred during the year ended September 30, 2020 and during the period March 16, 2019 through September 30, 2019 (Successor).

Internally Developed Software

The Company has capitalized internally developed software costs in accordance with FASB ASC Subtopic 350-40, Internal-Use Software. Costs associated with the research phase, including the determination of existence of needed technology and the formation, evaluation, and selection of alternatives are expensed as incurred. Costs associated with the development phase, including software design and configuration, coding, installations, testing, and parallel processing are capitalized. General administrative, overhead, training, maintenance, updates, and minor modifications are expensed when incurred.

Amortization expense is computed using the straight-line method based on an estimated useful life of three to five years. The amortization expense for the year ended September 30, 2020, was approximately $21,000 and the asset is fully amortized. The amortization expense for the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), was approximately $51,000 and $60,000, respectively.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note B - Summary of Significant Accounting Policies (continued)

Prepaid Tuition and Revenue Recognition

On October 1, 2019, the Company adopted the new standard on revenue recognition, ASU 2014-09, using the modified retrospective approach of ASU 2016-10. The adoption of the guidance in ASU 2014-09 as amended by ASU 2016-10 did not have a material impact on the measurement or recognition of revenue in any prior or current reporting periods and there was no adjustment to retained earnings. The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to students in an amount that reflects the consideration to which the company expects to be entitled in exchange for such goods or services. See Note S for additional information related to revenue recognition.

Deferred Revenue and Scholarships

Generally, student tuition and fees are earned as of the Company’s year-end, however, the Company has deferred revenue as of September 30, 2020 and 2019 of $674,000 and $809,000, respectively, which relates to corporate training programs and a Registered Nursing to Bachelor Science Nursing subscription program taught on schedules different from the Company’s traditional calendar as well as preordered course materials for the terms that began on September 30, 2020 and 2019.

As of September 30, 2020 and 2019, the Company has established a reserve of approximately $371,000 and $376,000, respectively, for deferred scholarships which are expected to be earned in the future by current students.

See Note S for additional information related to revenue recognition.

Deferred Financing Costs

Costs related to obtaining the credit agreement are capitalized and amortized over the term of the related debt using the straight-line method. In accordance with ASU No. 2015-03, Interest – Imputation of Interest (Topic 835-30): Simplifying the Presentation of Debt Issuance Costs, these costs are presented as a reduction in the carrying value of the related debt liability on the accompanying balance sheet (Note G).

Deferred Rent

The Company has entered into operating leases which contain provisions for escalating rent. The Company recognizes rent expense on the straight-line method over the lives of the leases. The cumulative excess of the amounts expensed over the payments required under the leases through September 30, 2020 and 2019 is recorded as deferred rent. This credit will be used to offset future rent expense for financial statement purposes.

Sublease rental income is recognized on a straight-line basis over the term of the lease and deferred sublease income is recorded with prepaid expenses and other current assets. Sublease rental income is recorded as a reduction of rent expense.

Interest Rate Swap Contract

The interest rate swap contract, which is a derivative instrument and qualifies as a cash flow hedge, is reported at fair value (Note H). The unrealized gain or loss on the interest rate swap contract is reported as a component of other comprehensive income (loss) and is recognized when interest on the interest rate swap contract is paid or received.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note B - Summary of Significant Accounting Policies (continued)

Income Taxes

Prior to the Conversion, the Company had elected under the Internal Revenue Code to be taxed as a Subchapter S Corporation, and the College had elected under the Federal Internal Revenue Code to be a Qualified Subchapter S Subsidiary (QSSS) of the Company. A QSSS is treated as a disregarded entity for income tax purposes, so only one federal and one state tax return was filed for the consolidated group. In lieu of corporate income taxes, the shareholders of an S Corporation are taxed on their proportionate shares of the corporation’s taxable income. Some states impose an entity level income tax on S Corporations; however, it is determined that the entity level state income tax is immaterial. Therefore, no provision for federal or state income taxes has been included in the consolidating financial statements relating to the period prior to the Conversion.

As a result of the Conversion, the Company and the College are single member limited liability companies (disregarded entities for tax purposes) and are included with the federal and state tax returns of the Parent. The Parent has elected to be treated as a partnership for federal and state income tax purposes. A partnership is not a tax paying entity for federal and state income tax purposes. Income, loss, deductions and credits pass through proportionately to its members and are taxed at the individual members’ income tax rates. Accordingly, no provision for federal or state income taxes has been included in the consolidated financial statements.

Financial Instruments

The fair values and carrying amounts of the Company’s financial instruments, primarily current assets and liabilities, are approximately equivalent due to their short-term lives.

Advertising Costs

Advertising costs are expensed as incurred. Total marketing cost, inclusive of advertising expense for the year ended September 30, 2020 was approximately $46,027,000. Total marketing cost, inclusive of advertising expense for the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), was approximately $13,911,000 and $11,530,000, respectively.

Adopted Accounting Pronouncements

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flow (Topic 230) Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This ASU is effective for the Company’s year ended September 30, 2020 and was applied retrospectively to the prior periods presented. There is no material impact on the Company’s result of operations or financial condition upon adoption of the new standard in 2020.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases. This ASU supersedes existing guidance on accounting for leases in ASC Topic 840, Leases. The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. This ASU will be effective for the Company’s year ended September 30, 2023. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of assessing the impact of the adoption of this standard on its financial statements.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note C - Concentration of Credit Risk

The Company, at times, has cash deposits which exceed $250,000 in an individual bank. The Federal Deposit Insurance Corporation (FDIC) insures only the first $250,000 of funds at member banks.

The accounts receivable are primarily amounts due from students for tuition and fees. Many of the Company’s students are eligible for federal government loan and grant programs and state grant programs which are administered by the Company. These receivables are unsecured. In addition, the Company receives funding from several other sources such as Veterans Administration programs, state grants, workforce training contracts, and alternative loans. Students typically apply the funds received from SFA and other funding to pay their tuition and fees. The receipt of SFA and other funding reduces the amount due from the student and has no impact on revenue recognition.

The Company maintains an interest rate swap contract (Note H) with a financial institution. The Company’s ability to maintain its fixed interest rate is dependent upon the credit worthiness of the financial institution

The Company has entered into various multi-year contracts, including leases and other service agreements that may result in additional costs if the Company chose to pursue early termination.

Note D - Furniture, Equipment and Improvements

Furniture, equipment and improvements as of September 30, 2020 and 2019 consist of the following (in thousands):

	2020	2019
Furniture and equipment	$9,075	$7,321
Computer equipment and software	5,118	4,450
Leasehold improvements	21,291	18,628
	35,484	30,399
Less accumulated depreciation and amortization	(10,912)	(3,723)
	24,572	26,676
Construction in progress	2,589	1,243
	$27,161	$27,919

Depreciation and amortization expense, related to furniture, equipment and improvements, is computed using the straight-line method based on the following estimated useful lives:

Furniture and equipment	5 - 7 years
Computer equipment and software	3 - 5 years
Leasehold improvements	Remaining lease term

Depreciation and amortization expense, related to furniture, equipment and improvements, charged to operations for the year ended September 30, 2020 was approximately $7,189,000. Depreciation and amortization expense, related to furniture, equipment and improvements, charged to operations for the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), was approximately $3,723,000 and $2,260,000, respectively.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note E - Other Intangible Assets

The Company acquired other intangible assets through business combinations related to the value of accreditation and tradename. These assets are determined to have indefinite useful lives and are reviewed for impairment by management on an annual basis. The Company acquired other intangible assets through business combinations related to course content and student base. These assets are determined to have finite useful lives and are amortized on a straight-line bases over their estimated useful lives.

In accordance with FASB ASC Topic 805, Business Combinations, the Company recognized adjustments to the amount of intangible assets related to the Parent’s acquisition of the Company (Note A). During the measurement period of the acquisition, new information was obtained about facts and circumstances that, if known, would have affected the measurement of the amounts recognized as of that date.

The change of the Company’s net carrying amount of intangible assets is as follows (in thousands):

Predecessor:

No activity for the period October 1, 2018 to March 15, 2019

Successor:

Intangible assets acquired on March 15, 2019	$145,283

Decrease resulting from fair value adjustment of net assets acquired	(11,834)
Total intangible assets (Note P)	133,449
Other intangible assets values assigned	(66,923)

Goodwill balance as of September 30, 2019	$66,526

At the acquisition date, the useful life assigned to each type of intangible asset with a finite useful life was as follows:

Useful Life
Course content	48 months
Student base	36 months

The estimated future amortization expense for the years subsequent to September 30, 2020 are as follows (in thousands):

Years Ending
September 30,	Amount
2021	$12,765
2022	6,675
2023	697
$20,137

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note E - Other Intangible Assets (continued)

A summary of the other intangible assets and their accumulated amortization, as of September 30, 2020, are as follows (in thousands):

	2020
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Finite-lived other intangible assets:
Course content	$6,086	$(2,346)	$3,740
Student base	33,730	(17,333)	16,397

Total finite-lived other intangible assets	39,816	(19,679)	20,137

Indefinite-lived other intangible assets:
Trademarks/tradenames	19,264	0	19,264
Accreditation	7,843	0	7,843

Total indefinite-lived other intangible assets	27,107	0	27,107

Total other intangible assets	$66,923	$(19,679)	$47,244

A summary of the other intangible assets and their accumulated amortization, as of September 30, 2019, are as follows (in thousands):

	2019
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Finite-lived other intangible assets:
Course content	$6,086	$(824)	$5,262
Student base	33,730	(6,090)	27,640

Total finite-lived other intangible assets	39,816	(6,914)	32,902

Indefinite-lived other intangible assets:
Trademarks/tradenames	19,264	0	19,264
Accreditation	7,843	0	7,843

Total indefinite-lived other intangible assets	27,107	0	27,107

Total other intangible assets	$66,923	$(6,914)	$60,009

Amortization expense of other intangible assets charged to operations for the year ended September 30, 2020 was approximately $12,765,000. Amortization expense of other intangible assets charged to operations for the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), was approximately $6,914,000 and $0, respectively.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note F - Long-term Line of Credit

The Company has available a $30,000,000 revolving long-term line of credit which includes $5,000,000 specifically for swingline loans. The long-term line of credit requires quarterly interest payments at the base rate plus the applicable margin with the principal payment due on the outstanding balance on March 15, 2024. The base rate is the higher of the Administrative Agent’s prime lending rate, the Federal Funds Rate plus one-half of one percent, and the One Month Libor Index Rate plus one percent. As of September 30, 2020 and 2019, the outstanding balance of the long-term line of credit was $0. However, the amount available to draw as of September 30, 2020 is $29,381,075 as the balance of the revolving line is being used to secure a letter of credit (Note I). The long-term line of credit is governed by a credit agreement (Note G).

Note G - Credit Agreement and Long-term Debt

In connection with the Acquisition, the Company entered into a credit agreement which includes a $75,000,000 term loan and $30,000,000 revolving long-term line of credit (Note F). The credit agreement also includes a commitment by the issuing bank to provide a letter of credit of up to $25,000,000 to the Company upon request. If requested and issued, the $25,000,000 letter of credit will be secured by the $30,000,000 revolving line of credit, whereby limiting the available amount of the revolving line of credit, by the amount of the issued letters of credit (Note F). The credit agreement includes three financial institutions, each providing a portion of the credit extended to the Company with one of the financial institutions acting as the Administrative Agent.

The $75,000,000 term loan is due in 19 quarterly principal payments, plus interest, beginning on June 30, 2019, with any unpaid interest and principle due on March 15, 2024. The term loan contains mandatory pre-payments based on certain events and excess cash flows of the Company as defined in the credit agreement. During 2020, the Company made an excess cash flows principal payment equal to $7,281,000. The Company may also make additional optional pre-payments on the term loan at their discretion. The term loan bears interest at the base rate plus an applicable margin. The base rate is the higher of the Administrative Agent’s prime lending rate, the Federal Funds Rate plus one-half of one percent, and the One Month Libor Index Rate plus one percent. The applicable margin was 2.75% and the interest rate of the term loan was 3.15% and 5.29% as of September 30, 2020 and 2019, respectively. The outstanding balance on the term loan was approximately $61,156,000 and $73,125,000 as of September 30, 2020 and 2019, respectively. As of September 30, 2020 and 2019, an excess cash flow payment of approximately $9,876,000 and $6,609,000, respectively was computed and included in current maturities.

The credit agreement which governs the $75,000,000 term loan and the $30,000,000 long-term line of credit is secured by the outstanding equity interest of the Parent, College, and the Company, all assets (both tangible and intangible) of the Parent, College, and the Company and is guaranteed by the Company and the Parent. The credit agreement also contains various financial and non-financial covenants which are common to credit agreements of this nature. These covenants will be measured on a quarterly basis beginning June 30, 2019. The credit agreement contains certain restrictions on the Company’s ability to obtain other sources of financing, as well as certain limitations on the Company’s ability to pay dividends to members. These restrictions and limitations are effective until the expiration of the credit agreement in March 2024, or upon full repayment of the term loan and any draws against the long-term line of credit (whichever is sooner). The Company was in compliance with the covenants as of September 30, 2020 and 2019.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note G - Credit Agreement and Long-term Debt (continued)

The Company entered into an interest rate swap contract with a financial institution associated with $50,000,000 of the term loan (Note H).

The aggregate annual amounts of principal payments required on the term loan and amortization of related deferred financing costs for years subsequent to September 30, 2020, are approximately as follows (in thousands):

Years Ending September 30,	Principal Payments	Deferred Financing Costs	Net Amount
2021	$15,501	$(262)	$15,239
2022	6,563	(262)	6,300
2023	7,500	(262)	7,238
2024	31,592	(120)	31,472
	$61,156	$(908)	$60,248

Note H - Interest Rate Swap Contract

The Company entered in an interest rate swap contract (Swap) and the Company records the Swap, which is a financial instrument and qualifies as a cash flow hedge, at fair value (see Note B). The notional amount of the Swap is $50,000,000 and the Company intends to retain the Swap until its scheduled maturity on April 30, 2022.

The Company entered into this Swap to hedge exposure resulting from the interest rate risk. The purpose of this hedge is to reduce the variability of the interest rate of the Company’s term loan (Note G). The Company manages these exposures within specified guidelines through the use of derivatives. The Company only utilizes derivative instruments for risk management purposes and does not use derivatives for speculative trading purposes.

At September 30, 2020 and 2019, the fair value of the Swap was approximately negative $1,707,000 and negative $1,079,000, respectively, and is reported as a long-term liability in the accompanying consolidated balance sheets. The unrealized gain or loss on the interest rate swap contract is reported as a component of other comprehensive income (loss) and is recognized when interest on the interest rate swap contract is paid or received. The fair value of the Swap was estimated by the financial institution issuing the Swap based upon observable market inputs such as interest rates, credit risks, and the net present value of expected future cash flows. These estimates may change due to changes in the estimate of future market interest rates.

The Fixed Rate of interest appurtenant to the Swap is 2.271%. The floating rate of interest is based upon USD-LIBOR-BBA and is adjusted monthly. The interest expense, related to the Swap, was approximately $617,000 for the year ended September 30, 2020. The interest expense, related to the Swap, was approximately $15,000 and $0 for periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), respectively.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note I - Commitments and Contingencies

The Company leases classroom and office facilities under numerous operating leases expiring at various dates through 2034. The Company has options to extend some of these leases, and to lease additional space at the then current rates of the leases. Future minimum lease payments are subject to annual increases. In addition, the Company is responsible for supplemental lease payments to reimburse the landlords for their proportionate share of the building’s operating costs, real estate taxes, and insurance.

The Company receives income from third parties for sublease agreements. One of the sublease agreements expired during 2020 and as of September 30, 2020, there is only one remaining sublease agreement which expires during August 2026. The Company is still responsible for the proportionate share of the buildings’ operating costs, real estate taxes, and insurance which are included in the commitments. Sublease rental income of approximately $323,000 is recorded as a reduction of rent expense for the year ended September 30, 2020. Sublease rental income of approximately $209,000 and $255,000 is recorded as a reduction of rent expense for the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), respectively.

The Company has entered into Service Agreements with a third party, whereas the third party provides marketing and IT services to the Company. The agreements have initial terms that expire September 30, 2024 (Initial Term). The marketing agreement automatically renews for successive three-year periods (MA Renewal Term) unless terminated 12 months prior to the end of the Initial Term or MA Renewal Term. For the year ended September 30, 2020, the Company paid approximately $44,962,000 as base costs under the marketing agreement and approximately $898,000 as additional services. For the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), the Company paid approximately $15,408,000 and $12,728,000, respectively, as base costs under the marketing agreement and approximately $550,000 and $746,000, respectively, as additional services. The IT service agreement will automatically renew for successive five-year terms (IT Renewal Term) unless terminated 24 months prior to the Initial Term or IT Renewal Term. For the year ended September 30, 2020, the IT service fee was approximately $15,867,000 and the Company paid approximately $240,000 as additional services. For the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), the IT service fee was approximately $8,346,000 and $7,139,000, respectively, and the Company paid approximately $15,000 and $147,000, respectively, as additional services.

Future minimum lease payments under noncancelable operating lease agreements, service agreements and sublease income for the next five years and in the aggregate are approximately as follows (in thousands):

		Future
Years Ending	Future	Sublease
September 30,	Commitments	Income

2021	$35,512	$9
2022	33,894	9
2023	28,959	9
2024	27,988	10
2025	7,967	10
Thereafter	36,738	9

	$171,058	$56

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note I - Commitments and Contingencies (continued)

The gross amount charged to operations under all operating leases for the year ended September 30, 2020 was approximately $13,475,000. The amount charged to operations under all operating leases for the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), was approximately $7,271,000 and $5,823,000, respectively.

In certain instances, the Company has issued letters of credit naming a landlord as beneficiary. At September 30, 2020 and 2019, there was $619,000 and $0, respectively, of letters of credit issued and the letters of credit are secured by a line of credit as more fully described in Note F.

In accordance with ASC 420-10: Accounting for Costs Associated with Exit or Disposal Activities, the Company recorded liabilities for costs that will continue to be incurred under operating lease contracts for the remaining term without economic benefit and has measured the fair value using the right conveyed by the contract. In the current and prior years, the Company ceased using four facilities and entered into operating lease termination agreements and sublease agreements. The fair value of the termination payments net of any sublease agreement payments including other operating costs to complete the lease terminations was approximately $2,923,000 at the time of termination.

The following is a reconciliation of the liability from the lease termination costs (in thousands):

Predecessor:

Lease termination liability as of September 30, 2018	$446

Costs incurred and charged to expense	0
Costs paid or otherwise settled	(82)
Adjustments made to the liability	0

Lease termination liability as of March 15, 2019	$364

Successor:

Lease termination liability as of March 16, 2019	$364

Costs incurred and charged to expense	0
Costs paid or otherwise settled	(103)
Adjustments made to the liability	0

Lease termination liability as of September 30, 2019	261

Costs incurred and charged to expense	0
Costs paid or otherwise settled	(195)
Adjustments made to the liability	0

Lease termination liability as of September 30, 2020	66
Less current portion (included in accrued expenses)	(66)
$0

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note I - Commitments and Contingencies (continued)

The Company has a partially self-insured health plan (Plan) for its employees covering medical, dental, and pharmacy prescription, and it maintains an October 1st to September 30th fiscal year. The Plan had a yearly loss limit per person of $170,000 and a maximum claims expense of 125% of the average claim value which computed to approximately $10,920,000 for the year ended September 30, 2020 and approximately $10,920,000 and $10,972,000 for the for periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), respectively. Dental claims are not part of the stop-loss limits. The Company accrued approximately $1,444,000 and $1,548,000, as of September 30, 2020 and 2019, respectively, for outstanding invoices and to cover claims which have been incurred but not reported. This estimate was provided by the Company’s health plan provider and was derived from historical business claim lags.

Note J - Member’s Equity

As of September 30, 2020 and 2019, Member’s Equity consists of one class of common units.

The Company is authorized to issue 1,000 Common Units, of which, 1,000 units are issued and outstanding as of September 30, 2020 and 2019.

Note K - Retirement Saving Plan

The Company sponsors a 401(k) retirement plan for all eligible employees as defined by the Plan. The participants may contribute a portion of their salary not to exceed certain Internal Revenue Code limits. The Company may make discretionary contributions. The employer currently matches 50% of the first 6% of compensation. For the year ended September 30, 2020, the discretionary contribution charged to the Company’s operations was approximately $1,675,000. For the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), the discretionary contribution charged to the Company’s operations was approximately $875,000 and $681,000, respectively. The Company may also make discretionary “non-elective” contributions. For the year ended September 30, 2020, and for the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), the Company did not make any additional discretionary “non-elective” contributions.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note L - Related Party Transactions

Prior to the Acquisition, three of the Company’s Minnesota and North Dakota classrooms and school offices are leased from several corporations, a partnership, and a limited liability corporation, which are each owned, in part, by a former shareholder of the Company. The amount of rent charged to operations from these related parties totaled approximately $589,000 for the period October 1, 2018 through March 15, 2019 (Predecessor).

Employees of the Company previously donated money to a not-for-profit organization and the Company receives scholarships, on behalf of its students, from the not-for-profit organization. The Company received approximately $216,000 in scholarships, on behalf of its students, from the not-for-profit organization for the year ended September 30, 2020. The Company received $1,000 and $0 in scholarships, on behalf of its students, from the not-for-profit organization during the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), respectively.

The outstanding equity interest of the Parent and the Company and all assets (both tangible and intangible) of the Parent and the Company secure College’s $75,000,000 term loan and $30,000,000 long-term line of credit. College’s $75,000,000 term loan and $30,000,000 long-term line of credit is also guaranteed by the Parent and the Company.

Note M - Regulatory

The Company participates in SFA under the Title IV Programs administered by ED pursuant to the HEA. Political and budgetary concerns can significantly affect the Title IV Programs, and Congress must reauthorize the HEA approximately every six years. The Company must also demonstrate to ED its compliance with the HEA and the regulations promulgated thereunder on an ongoing basis.

To participate in the Title IV Programs, an institution is subject to extensive regulation and periodic reviews by the federal and state governmental agencies, and accrediting bodies involved. An institution must be authorized to offer its programs of instruction by the relevant agencies of the state in which it is located, accredited by an accrediting agency recognized by ED, and certified as eligible by ED. On a periodic basis, an institution must be re-approved by these agencies and bodies to continue to receive Title IV funds. During 2017, ED performed a program review of the Company authorized by Title IV of the HEA and the Company has not received a report from ED. The Company also receives a portion of funds from the Veterans Administration (VA) through various veterans’ benefits programs. Similar to the Title IV Programs, the veterans benefit programs are subject to political and budgetary considerations and periodic reviews by the VA. Depending on the severity of a regulatory violation, a regulator can initiate repayment of the applicable funds awarded, transfer the Company to a delayed method of funding, or begin proceedings related to suspension, limitation, or termination. Except as noted above, as of September 30, 2020 and 2019, the Company was properly authorized by the regulatory agencies involved, and no regulatory reviews were being conducted by the respective agencies. The Company is subject to final approval of the change in ownership resulting from the Acquisition (Note A) from the applicable federal regulator. Management anticipates these approvals will be received. In addition, the APEI Sale will be subject to similar final approvals.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note M - Regulatory (continued)

Regulations have been established which impose limitations on institutions whose former students default on the repayment of their federally guaranteed or funded student loans above a specific cohort default rate (CDR). An institution whose CDR equals or exceeds 30% for three consecutive years will no longer be eligible to participate in the William D. Ford Federal Direct Loan (Direct Loan) and Federal Pell Grant programs for the remainder of the fiscal year in which the school is notified of its sanction and for the following two fiscal years. An institution whose CDR exceeds 40% will lose Direct Loan program eligibility for the remainder of the fiscal year in which the school is notified of its sanction and for the following two fiscal years. As of September 30, 2020 and 2019, the College had a cohort default rate below the sanction levels described above.

Under the federal regulations mentioned above, ED calculates the institution’s composite score based on a three-factor financial responsibility ratio. An institution which does not meet ED’s minimum composite score of 1.5 can demonstrate financial responsibility by meeting the “zone alternative” or posting a letter of credit in favor of ED. The “zone alternative” includes a delayed method of cash funding for Title IV aid, and the providing of additional information to ED, upon request. As of September 30, 2020 and 2019, the College had a composite score of 1.3 and 0.1, respectively, compared to a minimum required of 1.5.

Regulations have been established which restrict the proportion of cash receipts for tuition and fees from eligible programs to not more than 90% from the Title IV Programs. The failure of the College to meet the 90% limitation for two consecutive years results in the loss of the College’s ability to participate in FSA programs. The College’s rate was below 90% for year ended September 30, 2020 and for the period from October 1, 2018 through September 30, 2019.

Institutions are subject to borrower defense to repayment (BDTR) regulations which provides the right to student borrowers to have their federal loans discharged when certain circumstances or event occur. New regulations became effective on July 1, 2020. The previous regulations were issued in 2016 and became effective on October 12, 2018 as a result of various administrative and court actions. The BDTR are applicable based upon when the student borrower’s loans occurred and, as such, institutions are subject to both the current and the 2016 regulations. Both the current and the 2016 regulations-imposed changes to the financial responsibility standards. They created triggers which requires an institution to report certain financial and non-financial events, which occur between audit report submissions, to ED within 10 days. Theses triggers are either mandatory or discretionary in enabling ED to impose a letter of credit on an institution if certain negative events occur.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note N - Covid-19 Pandemic and Government Relief

In March 2020, the President of the United States of America declared the outbreak of the novel coronavirus (COVID-19) a national emergency. In addition, the Governors of Florida, Illinois, Kansas, Minnesota, North Dakota, and Wisconsin, have declared states of emergencies that required all non-essential businesses to close their physical presence.

Many companies had temporarily suspended in-person instructional activities at its physical locations in the respective states. The courses are now offered through online instruction for current students (alternative teaching arrangements), and the Company has reduced operating hours or provided work-from-home opportunities to its workforce. ED and other regulatory bodies have issued guidance to enable flexibility in the modality of teaching to enable Title IV funding and other aid to continue to be available. ED and other regulatory bodies have issued guidance to enable flexibility in the modality of teaching to enable Title IV funding and other aid to continue to be available. In addition, Congress has approved emergency relief funding for institutions of higher education as part of the CARES Act for post-secondary educational institutions and their students.

The schools operated by the Company have received HEERF student grants. These funds are meant for students who have had their education disrupted by the COVID-19 outbreak. These funds are to be distributed directly to Title IV eligible students and are not to be used for operations and will not impact the Company’s expenses. As of September 30, 2020, the Company was awarded $5,694,000 for students and have expended all of these funds. In addition, the Company utilized $11,000 of its institutional HEERF grants for emergency student grants thus disbursing a total of $5,705,000. These student HEERF grant revenue and disbursements are offset in the statement of income.

In addition, Congress has approved HEERF institutional grants. The schools operated by the Company have been awarded funds of $5,694,000. As of September 30, 2020, $998,000 of these funds have been expended including the $11,000 that was spent on additional student HEERF grants. The institutional HEERF grant recognized as of September 30, 2020 is the $998,000 and this amount is reflected as a reduction of the related expenses or the capital acquisitions.

The Company expects the economic conditions to be temporary; however, the length time of the conditions are uncertain. The impact of the national emergency on the results of operations and financial position of the Company, cannot be reasonably estimated at this time.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note O - Supplemental Disclosures of Cash Flow Information

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheet that sum to the total of the same such amounts shown in the consolidated statement of cash flows as of September 30, 2020 and 2019.

	2020	2019
Cash and cash equivalents	$43,680	$14,255
Restricted cash	562	1,043
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$44,242	$15,298

Cash paid for interest during the year ended September 30, 2020 was approximately $3,594,000. Cash paid for interest during the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), was approximately $2,668,000 and $0, respectively.

Note P - Acquisition

On March 15, 2019, the Parent entered into a Unit Purchase Agreement to acquire all of the outstanding equity interests of the Company (Note A). The Acquisition has been accounted for by the acquisition method of accounting under Topic 805, Business Combinations of FASB ASC, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition.

The Parent believes that the Acquisition was a strategic decision in the respective marketplace of the schools due to the projected economic needs of workers with post-secondary education. Management believes that through its expertise and financial commitment it will be able to continue the growth of the student population and program offerings.

In relation to the Acquisition, the Agreement includes a potential earnout due to the seller calculated at an amount equal to $2.75 for every dollar by which the Parent’s consolidated adjusted EBITDA exceeds $29,600,000 for the 12-month period ending March 31, 2020, up to a maximum amount of $2,750,000. The Parent has determined there is no additional amount due to the seller.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note P - Acquisition (continued)

The following is a summary (in thousands) of the purchase transaction and the related allocation of the assigned values. The allocation of the assigned values was being evaluated including the existence of other intangible assets (Note E). The Agreement provided for a purchase price adjustment which was computed as of March 15, 2019 and paid prior to September 30, 2019.

Initial purchase price	$164,300
Purchase price adjustment	850
Purchase price	$165,150

Assets acquired:
Cash and cash equivalents	$24,717
Restricted cash	431
Accounts receivable	5,973
Prepaid expenses and other current assets	4,871
Furniture, equipment and improvements	27,376
Deposits and other assets	98
Internally developed software	72
Total assets acquired	63,539

Liabilities assumed:
Accounts payable	566
Accrued expenses	14,003
Due to students under financial aid programs	431
Prepaid tuition	3,931
Deferred tuition and other deferred revenue	11,451
Other long-term liability	1,457
Total liabilities assumed	31,838
Net assets acquired	$31,701

Purchase price	$165,150
Net assets acquired	(31,701)
Intangible assets (Note E)	$133,449

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note Q - Stock Compensation Plans

Prior to the Acquisition (Note A), the Company had various stock compensation plans. Options and restricted stock were granted under the 2008 plan, the 2009 plan, the 2011 plan and the 2015 plan (Plans). As of the time of the Acquisition, all remaining unvested options and restricted stock grants immediately vested. All options holders exercised their options at the time of the Acquisition and consequently these Plans were simultaneously terminated. As a result, for the period from October 1, 2018 to March 15, 2019 (Predecessor), the Company recognized the remaining compensation expense on all options and restricted stock grant which were unvested as of September 30, 2018. The total compensation expense for these options and restricted stock grants was approximately $418,000 for the period from October 1, 2018 to March 15, 2019 (Predecessor) and is included in general and administrative expense in the accompanying consolidated statements of income.

For the year ended September 30, 2020 and for the period from March 16, 2019 to September 30, 2019 (Successor), no stock compensation plans exist.

Note R - Fair Value

ASC Topic 820, Fair Value Measurements and Disclosures establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 820 are described as follows:

Level 1	Inputs in the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2	Inputs to the valuation methodology include:

Quoted prices for similar assets or liabilities in active markets.

Quoted prices for identical or similar assets or liabilities in inactive markets.

Inputs other than quoted prices that are observable for the asset or liability.

Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The following is a description of the valuation methodology used for liabilities measured at fair value.

Interest Rate Swap Contract

The fair value was estimated by a third party based upon observable market inputs such as interest rates, credit risks, and the net present value of expected future cash flows, therefore, was classified within Level 2 of the valuation hierarchy.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note R - Fair Value (continued)

Long-Term Debt

The carrying amount approximates fair value because the interest rate on the outstanding debt was variable, therefore was classified within Level 3 of the valuation hierarchy.

The following table presents the carrying amount and fair value of the Company’s financial instruments recognized in the accompanying consolidated balance sheets and the level within the Topic 820 fair value hierarchy in which the fair value measurements fall at September 30, 2020 and 2019 (in thousands):

	September 30, 2020
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
Financial liabilities:
Interest rate swap agreement	$1,707	$0	$1,707	$0	$1,707

Long-term debt	$61,156	$0	$0	$61,156	$61,156

	September 30, 2019
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
Financial liabilities:
Interest rate swap agreement	$1,079	$0	$1,079	$0	$1,079

Long-term debt	$73,125	$0	$0	$73,125	$73,125

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying consolidated balance sheets as of September 30 using significant unobservable (Level 3) inputs (in thousands):

	2020	2019
	Long-term	Long-term
	Debt	Debt

Beginning balance	$73,125	$0
Unrealized loss included in other comprehensive income	0	0
Purchases, sales, issuances and settlements, net	(11,969)	73,125
Transfers in and/or out of Level 3	0	0

Ending balance	$61,156	$73,125

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note S - Revenue

On October 1, 2019, the Company adopted the new standard on revenue recognition, ASU 2014-09, using the modified retrospective approach of ASU 2016-10. The adoption of the guidance in ASU 2014-09 as amended by ASU 2016-10 did not have a material impact on the measurement or recognition of revenue in any prior or current reporting periods and there was no adjustment to retained earnings. The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to students in an amount that reflects the consideration to which the company expects to be entitled in exchange for such goods or services. Substantially all of the Company’s revenues are considered to be revenues from contracts with students. No significant customer exists and are generally from the surrounding areas of the campus locations, except for the online program which enrolls students nationwide. (Note A). The Company has adopted the portfolio approach in accounting for revenue since the economic substance of the contract is similar for all students.

Principal Activities

The following is a description of principal activities from which the Company generates its revenue.

Instructional services revenue includes tuition, course and administrative fees. The Company generally recognizes revenue ratably as instructional services are provided over the quarterly term. Tuition is charged by term based upon the number of credit hours, and fees are charged on a per term basis, as applicable. Generally, instructional services are billed when a course or term begins. The Company also offers Competency-Based Education (CBE) programs under six-month terms. These programs are taught on a nonstandard term structure and are priced on a per-credit basis or via a subscription basis. Revenue for these programs is earned ratably over the nonstandard term.

Textbooks are charged at $15 per book per term, and students can opt-out to acquire these books on their own. Textbooks are not a separate performance obligation and, as such, are earned over the term.

Other fees revenue represents one-time, non-refundable fees and are not material to the financial statements. Generally other fee revenue is recognized when the fee is charged to the student, which coincides with the completion of the specific performance obligation to the student.

The Company provides various scholarships and tuition grants to assist students with their educational programs. Institutional scholarships for the year ended September 30, 2020 of approximately $16,726,000 and for the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor) of approximately $7,544,000 and $6,010,000, respectively, are reflected as a reduction in the revenue recognized and are deemed to be related to the Company’s primary performance obligation which is tuition. These scholarships are recognized over the same period as the respective tuition revenue.

Disaggregation of Revenue

While the Company operates in multiple states and online, management views and evaluates the operational results as one line of business.

●	Revenue for instructional services was $270,411,000 for the year ended September 30, 2020. For the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), revenue for instruction services was $135,250,000 and $118,339,000, respectively.

●	Revenue for textbooks charges for the year ended September 30, 2020 was $1,870,000. For the periods March 16, 2019 through September 30, 2019 (Successor) and October 1, 2018 through March 15, 2019 (Predecessor), revenue for textbook charges was $890,000 and $873,000, respectively.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note S – Revenue (continued)

Contract Balances and Performance Obligations

When the Company begins providing the performance obligations, a contract receivable is created, resulting in accounts receivable on the Company’s balance sheet. The Company accounts for receivables in accordance with ASC 310, Receivables. The Company uses the portfolio approach, a practical expedient, to evaluate if a contract exists and to assess collectability at the time of contract inception based on historical experience. Contracts are subsequently reviewed for collectability if significant events or circumstances indicate a change.

The related accounts receivable balances are recorded in the Company’s balance sheet as student accounts receivable. The Company has four terms in a fiscal year and the student tuition and fees are earned over the terms which matches the related educational performance obligation. Revenue earned by the Company at a point in time is not material to the financial statements. Transaction prices for the various charges are fixed and are published in the Company’s catalog.

As a practical expedient, due to the short-term nature of each term, the Company has elected not to provide disclosures about transaction prices allocated to unsatisfied performance obligations if contract durations are less than one-year, or if the Company has the right to consideration from a student in an amount that corresponds directly with the value provided to the student for performance obligations completed to date.

The Company has assessed the costs incurred to obtain a contract with a student and determined them to be immaterial. There are no significant contract assets and prepaid tuition (contract liability) is the only significant contract liability impacted by the adoption of ASU 2016-10. Prepaid tuition in the amount of approximately $4,007,000 is recorded as a liability on the balance sheet as of September 30, 2020 The change in the contract liability balance during the year ended September 30, 2020 is the result of payments received in advance of satisfying performance obligations, offset by revenue recognized during that period.

Refund Policy

The Company provides a stated period of time during which students may withdraw from a term, without further financial obligation resulting in a refund liability. The refund policy for the Company is as follows:

●	Prior to the period of instruction, all payments will be refunded as the Company doesn’t charge a student until one week is completed.

●	After the period of instruction, the amount charged for tuition and awarded for institutional scholarships / grants will be prorated up to the 60% point of the term. After the 60% point of the term, no refunds of tuition or adjustment to institutional scholarships / grants will occur.

Separate refund policies exist for any state aid received by the student and these policies vary by state. If a student withdraws during the academic term, the Company calculates the portion of instructional services and fees that are non-refundable based on the tuition refund policy and recognizes it as revenue in the period the withdrawal occurs. These tuition adjustments are recognized as they occur and, as of September 30, 2020 and September 30, 2019, these charges are fully earned under the applicable regulatory standards.

The Company’s tuition revenue varies from period to period based on the number of students enrolled and the programs in which they are enrolled. Students may remit tuition payments at any time, or they may elect various payment options that can delay receipt of payment up until the term starts or longer. These other payment options include payments by employees, financial aid, alternative loans, and cash payments. Generally, financial aid and outside source funds are received on a term basis. Cash payment plans exist for the students and the Company does not offer long-term financed plans.

Refund Liability

Because the terms coincide with the Company’s fiscal quarter and year, there is no refund liability as of September 30, 2020 and September 30, 2019.

Rasmussen, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note T - Purpose of Report

APEI intends to file a Registration Statement on Form S-3 with the Securities and Exchange Commission. As a result of the pending APEI Sale, APEI will incorporate the financial statements of the Company in that registration statement by filing them on a Current Report on Form 8-K. In order to comply with the Securities and Exchange Commission’s Rule 3-05 which requires S-X compliant financial statements, the Company is issuing comparative September 30, 2020 consolidated financial statements with expanded disclosures and eliminating any Private Company Council accounting policies that had been adopted. No material changes to the amounts reported in the underlying consolidated financial statements have occurred from the previously issued consolidated financial statements.